Exhibit 99.1

January 17, 2024

Dear Shareholder:

As we reflect on 2023, it will likely be remembered as one of the most challenging years the banking industry has faced in recent history. The continuing rise in short-term interest rates wreaked havoc on banks across the country causing disruption in levels of liquidity and costs of funding. Despite the unsettling landscape of 2023, your bank performed well. Overall demand for loans in our markets remained relatively strong and your Wilson Bank & Trust team was also able to grow deposit balances and relationships in an environment where many financial institutions experienced deposit runoff. The beginning of the fourth quarter of 2023 brought positive economic indicators, specifically related to improvement in inflation. With this noted improvement, the Federal Reserve has signaled it may be willing to halt further rate increases and is forecasting a more stable interest rate environment in 2024. We expect to continue to manage our balance sheet in 2024 in a way that supports the Bank’s solid liquidity position while maximizing the return for you, the shareholder, as we continue to seek to provide you with stability, consistency, and confidence in your financial institution.

The following are our results as of, and for the twelve months ended, December 31, 2023:

•
Assets as of December 31, 2023 were $4.846 billion, representing an increase of $560.8 million, or 13.1% from December 31, 2022.
•
Net Income for the year was $48.9 million, down 7.7% from $53.0 million in 2022.
•
Diluted Earnings Per Share for 2023 was $4.20, compared to $4.65 in 2022..
•
Return on average assets for 2023 was 1.08%, compared to 1.29% in 2022 while return on average stockholders’ equity for 2023 was 12.47% compared to 14.36%.

The board has declared a $0.75 per share cash dividend to shareholders of record as of January 1, 2024, payable on January 26, 2024. The latest price at which the company’s common stock has been traded of which we are aware is $71.50 per share.

We are pleased to share some exciting updates regarding recent additions and advancements within our bank's leadership. We are delighted to welcome Keith Hatley as our newest SVP and North Region President. With 30 years of banking leadership in Sumner County, Keith's expertise will undoubtedly propel our team to new heights. His deep roots in the community, civic involvement, and banking acumen make him a valuable addition to our organization.

Additionally, we are proud to announce the promotion of Holleigh Upchurch to the role of Enterprise Deposit Strategist. In this new position, Holleigh will play a crucial role in overseeing consumer and commercial deposit initiatives, aligning with our commitment to strategic growth in this important area. With her proven leadership in Customer Experience, Sales, and Workplace Banking over the last sixteen years, we are confident in her ability to drive success in this new area of focus.

As we closed out 2023, our commitment to community remained stronger than ever. Through our internal We Believe Together initiative, our offices and operational teams volunteered their personal time and resources to support more than 40 nonprofit organizations across our bank’s expansive footprint. The Christmas spirit and community involvement was on display as several of our employees participated in 18 local Christmas parades in each of our markets. It’s efforts like these that further the bank’s ongoing commitment to making a positive impact beyond the banking realm.

Thank you for your continued support. The faithfulness and loyalty of our shareholder base continues to be one of the aspects that make us unique and successful. We look forward to the year ahead.

Sincerely,

John C. McDearman, III Randall Clemons

President/CEO Chairman

Wilson Bank Holding Company Wilson Bank Holding Company